EXECUTION COPY

-------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               AGL RESOURCES INC.,

                               COUGAR CORPORATION

                                       AND

                                 NUI CORPORATION

                            Dated as of July 14, 2004




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                                 Page


ARTICLE I                  DEFINITIONS............................................................................1

         Section 1.1.      Definitions............................................................................1
         Section 1.2.      Construction..........................................................................10
         Section 1.3.      Knowledge.............................................................................10

ARTICLE II                 THE MERGER............................................................................10

         Section 2.1.      The Merger............................................................................10
         Section 2.2.      Certificate of Incorporation of the Surviving Corporation.............................11
         Section 2.3.      By-laws of the Surviving Corporation..................................................11
         Section 2.4.      Directors and Officers of the Surviving Corporation...................................11
         Section 2.5.      Conversion of Stock...................................................................11
         Section 2.6.      Paying Agent; Surrender of Certificates...............................................12
         Section 2.7.      Payment...............................................................................12
         Section 2.8.      No Further Rights of Transfers........................................................13
         Section 2.9.      Stock Options and Restricted Stock....................................................13
         Section 2.10.     Section 16 Matters....................................................................14
         Section 2.11.     Closing...............................................................................14
         Section 2.12.     Withholding Rights; Transfer Taxes....................................................14

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................15

         Section 3.1.      Due Organization, Good Standing and Corporate Power...................................15
         Section 3.2.      Authorization; Noncontravention.......................................................15
         Section 3.3.      Capitalization........................................................................16
         Section 3.4.      Consents and Approvals................................................................17
         Section 3.5.      Company Reports and Financial Statements..............................................17
         Section 3.6.      Absence of Certain Changes or Events..................................................18
         Section 3.7.      Compliance with Laws; Compliance with Agreements......................................18
         Section 3.8.      Litigation............................................................................19
         Section 3.9.      Employee Benefit Plans................................................................19
         Section 3.10.     Labor Matters.........................................................................20
         Section 3.11.     Taxes.................................................................................21
         Section 3.12.     Intellectual Property.................................................................23
         Section 3.13.     Information...........................................................................24
         Section 3.14.     Broker's or Finder's Fee..............................................................24
         Section 3.15.     Certain Contracts and Arrangements....................................................24
         Section 3.16.     Environmental Laws....................................................................25
         Section 3.17.     Opinion of Financial Advisors.........................................................26
         Section 3.18.     Board and Shareholder Approval........................................................26
         Section 3.19.     State Takeover Statutes...............................................................26

         Section 3.20.     Rights Agreement......................................................................26
         Section 3.21.     Ownership of Parent Common Stock......................................................27
         Section 3.22.     Regulatory Matters....................................................................27

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB......................................28

         Section 4.1.      Due Organization, Good Standing and Corporate Power...................................28
         Section 4.2.      Authorization; Noncontravention.......................................................28
         Section 4.3.      Consents and Approvals................................................................29
         Section 4.4.      Information...........................................................................29
         Section 4.5.      Broker's or Finder's Fee..............................................................29
         Section 4.6.      Sub's Operations......................................................................29
         Section 4.8.      Litigation............................................................................30
         Section 4.9.      Ownership of Shares...................................................................30

ARTICLE V                  ADDITIONAL AGREEMENTS.................................................................30

         Section 5.1.      Access to Information Concerning Properties and Records...............................30
         Section 5.2.      Confidentiality.......................................................................31
         Section 5.3.      Conduct of the Business of the Company Pending the Closing Date.......................31
         Section 5.4.      Preparation of Proxy Statement; Shareholders' Meeting.................................34
         Section 5.5.      Commercially Reasonable Efforts.......................................................35
         Section 5.6.      No Solicitation of Other Offers.......................................................36
         Section 5.7.      Antitrust Laws........................................................................37
         Section 5.8.      Regulatory Approvals; Other Consents..................................................37
         Section 5.9.      Employee Benefits.....................................................................39
         Section 5.10.     Indemnity; Directors' and Officers' Insurance; Fiduciary and Employee
                           Benefit Insurance.....................................................................40
         Section 5.11.     Public Announcements..................................................................42
         Section 5.12.     Cooperation and Notification of Certain Matters.......................................42
         Section 5.13.     Sub...................................................................................43
         Section 5.14.     Acquisition of Shares.................................................................43
         Section 5.15.     No Breach, Etc........................................................................43
         Section 5.16.     Transition Steering Team..............................................................43
         Section 5.17.     Credit Facilities.....................................................................44

ARTICLE VI                 CONDITIONS PRECEDENT..................................................................44

         Section 6.1.      Conditions to the Obligations of Each Party...........................................44
         Section 6.2.      Conditions to the Obligations of Parent and Sub.......................................45
         Section 6.3.      Conditions to the Obligations of the Company..........................................46

ARTICLE VII                TERMINATION AND ABANDONMENT...........................................................47

         Section 7.1.      Termination...........................................................................47
         Section 7.2.      Effect of Termination.................................................................49


ARTICLE VIII               MISCELLANEOUS.........................................................................50

         Section 8.1.      Fees and Expenses.....................................................................50
         Section 8.2.      Non-Survival; Effect of Representations and Warranties................................50
         Section 8.3.      Extension; Waiver.....................................................................51
         Section 8.4.      Notices...............................................................................51
         Section 8.5.      Entire Agreement......................................................................52
         Section 8.6.      Incorporation of Disclosure Letters; Amendment of Disclosure Letters..................52
         Section 8.7.      Binding Effect; Benefit; Assignment...................................................53
         Section 8.8.      Amendment and Modification............................................................53
         Section 8.9.      Headings..............................................................................53
         Section 8.10.     Counterparts..........................................................................53
         Section 8.11.     Applicable Law........................................................................53
         Section 8.12.     Severability..........................................................................53
         Section 8.13.     Specific Enforcement..................................................................54
         Section 8.14.     WAIVER OF JURY TRIAL..................................................................54
         Section 8.15.     Rules of Construction.................................................................54

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER is dated as of July 14, 2004 (this "Agreement"), by and among AGL RESOURCES INC., a corporation organized under the laws of Georgia ("Parent"), COUGAR CORPORATION, a corporation organized under the laws of New Jersey and a wholly-owned subsidiary of Parent ("Sub"), and NUI CORPORATION, a corporation organized under the laws of New Jersey (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement, which contemplates the merger of Sub with and into the Company, as set forth below (the "Merger"), in accordance with the New Jersey Business Corporation Act, N.J.S.A. 14A:1-1 et seq. (the "NJBCA") and upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, no par value per share, of the Company (each a "Share" and, collectively, the "Shares") will be converted into the right to receive $13.70 per Share in cash (without interest) (the "Merger Price"), upon the terms and subject to the limitations and conditions of this Agreement;

         WHEREAS, the Board of Directors of the Company (the "Board") is recommending that the Company's shareholders approve this Agreement and the Merger; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

         "1935 Act" shall have the meaning set forth in Section 3.22(a).

         "Acceptable Order" shall have the meaning set forth in Section 5.8(a).

         "Acquisition Proposal" shall mean any inquiry, offer or proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally), from any Person to acquire, in a single transaction or series of transactions, by merger, tender offer, exchange offer, stock acquisition, share exchange, asset acquisition, consolidation, liquidation, business combination or otherwise, directly or indirectly: (i) 15% or more of the Shares or any other class of equity securities of the Company; (ii) 15% or more of any class of equity securities of one or more of the Company's subsidiaries which in the aggregate constitutes 15% or more of the net revenues, net income or assets (including equity securities) of the Company and its Subsidiaries, taken as a whole, or (iii) assets of the Company and/or one or more of its Subsidiaries which in the aggregate constitute 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

         "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and a Person shall be deemed to control another Person if the controlling Person owns 25% or more of any class of voting securities (or other ownership interests) of the controlled Person.

         "Agreement" shall have the meaning set forth in the preamble hereto.

         "Antitrust Authorities" shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

         "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "Applicable Law" means any Law applicable to the Company, each of its Subsidiaries, Parent, Sub or any of their respective Affiliates, properties, assets, officers, directors, employees or agents.

         "Audit" means any legal, administrative, arbitration or similar proceeding, claim, suit, action or governmental or, to the extent communicated or otherwise made known to the Company or any of its Subsidiaries, a regulatory investigation of any nature, foreign or domestic, whether pending, proposed, or threatened (but only to the extent communicated in writing to the Company or any of its Subsidiaries) with respect to Taxes by a Governmental Entity.

         "Board" shall have the meaning set forth in the third recital hereto.

         "Bridge Facilities" shall have the meaning set forth in Section 5.17 hereof.

         "Business Day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Newark, New Jersey.

         "Capital Structure Date" shall have the meaning set forth in Section
3.3.

         "Cash Payment" shall have the meaning set forth in Section 2.9(a).

         "Certificate of Merger" shall have the meaning set forth in Section 2.1(a).

         "Certificates" shall have the meaning set forth in Section 2.6(a).

         "Closing" shall have the meaning set forth in Section 2.11.

         "Closing Agreement" means a written and legally binding agreement with a Governmental Entity relating to Taxes.

         "Closing Date" shall have the meaning set forth in Section 2.11.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

         "Commission" shall mean the Securities and Exchange Commission.

         "Commission Filings" shall have the meaning set forth in Section
3.5(a).

         "Commitment Letter" shall have the meaning set forth in Section 5.17.

         "Company" shall have the meaning set forth in the preamble hereto.

         "Company Board Recommendation" shall have the meaning set forth in
Section 5.4(a).

         "Company Disclosure Letter" shall have the meaning set forth in Section 3.

         "Company Employees" shall have the meaning set forth in Section 5.9(a).

         "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, financial condition or results of operations or prospects of the Company and its Subsidiaries taken as a whole. Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (ii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Sub or the Company taken pursuant to this Agreement, (iii) any change in U.S. or global economic conditions or U.S. or global financial markets or condition, or GAAP, (iv) any change relating to the industries in which the Company or any of its Subsidiaries operates or in any generally applicable law, regulation or order, in each case that does not specifically relate to the Company and that does not affect the Company in a materially disproportionate manner relative to other participants in the industries in which the Company operates,
(v) any failure by the Company to meet any revenue or earnings predictions of equity analysts for any period, (vi) any change in the market price or trading volume of the Shares, (vii) any shareholder class action, derivative or similar litigation arising primarily from allegations of breach of fiduciary duty relating to this Agreement, (viii) the issuance of a "going concern" qualification by the Company's auditors (but solely the issuance of such qualification and not the effects or consequences thereof, bases for, or the conditions attributable thereto), or (ix) any matter, the magnitude and significance of which was reasonably discernable to Parent prior to the date hereof based on disclosure made to Parent in this Agreement, the Company Disclosure Letter or the Exchange Act Reports.

         "Company Group" shall have meaning set forth in Section 3.11(m).

         "Company Parent" shall have meaning set forth in Section 3.11(m).

         "Company Property" shall mean any real property and improvements currently owned, leased or operated by the Company or its Subsidiaries.

         "Confidentiality Agreement" shall have the meaning set forth in Section 5.2.

         "Consents" shall have the meaning set forth in Section 5.8(a).

         "Contracts" shall have the meaning set forth in Section 3.15(a).

         "Credit Facilities" shall mean the credit facilities of the Company and NUI Utilities, Inc. that expire on November 22, 2004.

         "DSPP" shall have the meaning set forth in Section 2.9(a).

         "Effective Time" shall have the meaning set forth in Section 2.1(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section
3.9.

         "Environmental Law(s)" means any Applicable Law in effect as of the date of this Agreement, or that may become effective between the date of this Agreement and the Effective Date, and pertaining to protection of the environment, including without limitation the manufacture, use, transport, management, treatment, storage, distribution, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance, pollutant, or contaminant, listed, classified or regulated as hazardous or toxic under any Applicable Law.

         "Environmental Permit" shall have the meaning set forth in Section 3.16(a).

         "ERISA" shall have the meaning set forth in Section 3.9(a).

         "ESPP" shall have the meaning set forth in Section 2.9(a).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Act Reports" shall mean each report, schedule and definitive proxy statement filed by the Company with the Commission pursuant to the Exchange Act, since September 30, 2003, and through the date hereof (as such documents have since the time of their filing been amended prior to the date hereof).

         "ff Schedules" shall mean the work papers and supporting schedules relating to the U.S. federal income taxes of the Company and its Subsidiaries that are referenced by the "ff" designation.

         "Final Order" shall mean action by the applicable Governmental Entity relating to this Agreement or the transactions contemplated by this Agreement which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated by this Agreement may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied (but, in each case, without any requirement for the expiration of any applicable rehearing or appeal periods).

         "FPSC" shall have the meaning set forth in Section 3.4.

         "GAAP" shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

         "Governmental Entity" shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency, authority, political subdivision, instrumentality, or any securities exchange.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indebtedness" shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with the terms thereof), including indebtedness evidenced by a note, bond, debenture or similar instrument; (ii) guarantees, assurances or other contractual contingent obligations which are or would be required to be accrued or disclosed pursuant to GAAP or in the Exchange Act Reports (but not including contingent obligations arising from pending or threatened litigation), (iii) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP; (iv) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements; and (v) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory.

         "Indemnified Parties" shall have the meaning set forth in Section 5.10(a).

         "Intellectual Property" shall mean any of the following (a) U.S. and non-U.S. patents, and applications for either, (b) registered and unregistered trademarks, trade names and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights and mask works, and applications for registration of either, (d) internet domain names,
(e) computer programs, databases and industrial designs, and (f) trade secrets and proprietary information not otherwise listed in (a) through (e) above.

         "IRS" means the Internal Revenue Service.

         "Law(s)" means any domestic or foreign federal, state or local constitution, statute, law, code, administrative interpretation, regulation, rule, injunction, judgment, order, writ, decree, ordinance, directive judgment, policy, guideline or ruling of any Governmental Entity, including common law.

         "Material Contracts" shall have the meaning set forth in Section
3.15(a).

         "Merger" shall have the meaning set forth in the first recital hereto.

         "Merger Price" shall have the meaning set forth in the second recital hereto.

         "Medium Term Notes" shall mean the outstanding $50 million 8.35% medium term notes of NUI Utilities, Inc., which mature on February 1, 2005.

         "MPSC" shall have the meaning set forth in Section 3.4.

         "NJAG Settlement" shall mean the plea agreement between the Division of Criminal Justice for the State of New Jersey and NUI Energy Brokers, Inc. dated June 30, 2004 and the letter agreement between the Division of Criminal Justice for the State of New Jersey and NUI Corporation dated June 30, 2004.

         "NJBCA" shall have the meaning set forth in the first recital hereto.

         "NJBPU" shall have the meaning set forth in Section 3.4.

         "NJBPU Settlement Order" means the Order dated April 26, 2004 issued by the NJBPU in respect of the proceeding captioned In the matter of Elizabethtown Gas Company, NUI Utilities, Inc. and NUI Corporation, Docket No. GA 03030213, GA 02020099, GR 03050423, GR 02120945, GR 02040245 and GR 01110771.

         "NJLNA" shall have the meaning set forth in Section 3.22(g).

         "Options" shall have the meaning set forth in Section 2.9(a).

         "Other Filings" shall have the meaning set forth in Section 3.13.

         "Parent" shall have the meaning set forth in the preamble hereto.

         "Parent Disclosure Letter" shall have the meaning set forth in Section 1.3.

         "Parent Material Adverse Effect" shall mean a material adverse effect on the business, properties, financial condition or results of operations or prospects of Parent and its Subsidiaries taken as a whole. Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (ii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Sub or the Company taken pursuant to this Agreement, (iii) any change in U.S. or global economic conditions or U.S. or global financial markets or condition, or GAAP, (iv) any change relating to the industries in which Parent or any of its Subsidiaries operates or in any generally applicable law, regulation or order, in each case that does not specifically relate to Parent and that does not affect Parent in a materially disproportionate manner relative to other participants in the industries in which Parent operates, (v) any failure by Parent to meet any revenue or earnings predictions of equity analysts for any period, (vi) any change in the market price or trading volume of Parent's shares, (vii) any shareholder class action, derivative or similar litigation arising primarily from allegations of breach of fiduciary duty relating to this Agreement, or (viii) any matter, the magnitude and significance of which was reasonably discernable to the Company prior to the date hereof based on disclosure made to the Company in this Agreement or the Parent Disclosure Letter.

         "Parties" shall mean the Company, Parent or Sub.

         "Paying Agent" shall have the meaning set forth in Section 2.6(a).

         "Payment Fund" shall have the meaning set forth in Section 2.7.

         "Permits" shall have the meaning set forth in Section 3.7(b).

         "Permitted Investments" shall have the meaning set forth in Section
2.7.

         "Person" shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

         "Proxy Statement" shall have the meaning set forth in Section 5.4(a).

          "Regulated Business" shall mean NUI Utilities, Inc., a New Jersey corporation.

         "Regulated Business Material Adverse Effect" shall mean a material adverse effect on the business, properties, financial condition or results of operations or prospects of the Regulated Business. Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (ii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Sub or the Company taken pursuant to this Agreement, (iii) any change in U.S. or global economic conditions or U.S.

or global financial markets or condition, or GAAP, (iv) any change relating to the industries in which the Company or any of its Subsidiaries operates or in any generally applicable law, regulation or order, in each case that does not specifically relate to the Company and that does not affect the Company in a materially disproportionate manner relative to other participants in the industries in which the Company operates, (v) any failure by the Company to meet any revenue or earnings predictions of equity analysts for any period, (vi) any change in the market price or trading volume of the Shares, (vii) any shareholder class action, derivative or similar litigation arising primarily from allegations of breach of fiduciary duty relating to this Agreement, (viii) the issuance of a "going concern" qualification by the Company's auditors (but solely the issuance of such qualification and not the effects or consequences thereof, bases for, or the conditions attributable thereto), or (ix) any matter, the magnitude and significance of which was reasonably discernable to Parent prior to the date hereof based on disclosure made to Parent in this Agreement, the Company Disclosure Letter or the Exchange Act Reports.

         "Required Consents" shall mean, collectively, the Consent of or to each of the Governmental Entities (other than any Governmental Entities that are Antitrust Authorities) specifically set forth in Section 3.4 (other than those set forth in Section 3.4(b) and Section 3.4(c)), Section 4.3 (other than those set forth in Section 4.3(b) and Section 4.3(c)) and Section 4.3 of the Parent Disclosure Letter.

         "Rights Agreement" shall have the meaning set forth in Section 3.3.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shares" shall have the meaning set forth in the second recital hereto.

         "Special Meeting" shall have the meaning set forth in Section 5.4(c).

         "Stier Anderson Report" shall mean the final report, dated April 21, 2004, delivered by Stier Anderson, L.L.C. to the Audit Committee of the Board of Directors of the Company.

         "Stock Plans" shall have the meaning set forth in Section 2.9(a).

         "Sub" shall have the meaning set forth in the preamble hereto.

         "Subsidiary", with respect to any Person, shall mean any other Person which is consolidated with such Person for financial reporting purposes.

         "Superior Proposal" shall mean an Acquisition Proposal on terms which the Board, after consultation with its outside legal counsel and its independent financial advisors of nationally recognized reputation (it being understood, for all purposes of this Agreement, that Berenson & Co., LLC and Credit Suisse First Boston LLC qualify as such), determines in good faith to be (x) reasonably capable of being completed, taking into account all legal, financial (including the ability to obtain financing), regulatory and other aspects of the proposal and the Person making such proposal, and (y) more favorable to the Company's shareholders from a financial point of view than the Merger and the other transactions contemplated by this

Agreement (taking into account any changes to the terms of this Agreement proposed by Parent or Sub in response to such proposal or otherwise).

         "Surviving Corporation" shall have the meaning set forth in Section 2.1(b).

         "Takeover Laws" shall have the meaning set forth in Section 3.19.

         "Tax" (or "Taxes" as the context may require) mean (i) all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, business and occupation, estimated, payroll, withholding, disability, workers compensation, unemployment insurance, social security, premium, stamp, customs, license, transfer, excise, sales, use, gross receipts, franchise, ad valorem, environmental, production, severance, capital and property taxes, duties, fees, levies or other governmental charges and assessments), and including any interest, additions to tax and penalties (civil or criminal) with respect thereto or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and (ii) any liability for the payment of amounts described in clause (i) above whether imposed (A) directly on a Person, (B) as a transferee or successor or (C) as a result of being a member of an affiliated, consolidated, combined or unitary group.

         "Tax Claim" shall mean any Audits or administrative or court proceedings, or assessments with respect to Taxes.

         "Tax Return" means any return, report, claim, certificate, form, statement, disclosure, declaration, election, information return, estimate or other document (including any related or supporting information attached and any amended materials provided with respect to any of the foregoing) supplied to, or filed with, a Governmental Entity with respect to Taxes.

         "Tax Ruling" means a written ruling of a Governmental Entity relating to Taxes.

         "Tax Sharing Agreement" means any written agreement, written arrangement, written indemnity or other written obligation for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date.

         "Termination Date" shall have the meaning set forth in Section 7.1(b).

         "Termination Fee" shall have the meaning set forth in Section 8.1(b).

         "Transfer Taxes" means any sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement.

         "Transition Steering Team" shall have the meaning set forth in Section 5.16.

         "VSCC" shall have the meaning set forth in Section 3.4.

          Section 1.2. Construction. In this Agreement, unless the context otherwise requires:

          (a) any reference in this Agreement to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

          (b) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

          (c) references to Articles, Sections, Exhibits, Schedules, the preamble and recitals are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement;

          (d) reference to "day" or "days" are to calendar days;

          (e) this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

          (f) "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import.

          Section 1.3. Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the "Knowledge of the Company" or words of similar import, it shall mean the actual knowledge, after diligent inquiry by the individuals set forth in Section 1.3 of the Company Disclosure Letter. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the "Knowledge of Parent and/or Sub" or words of similar import, it shall mean the actual knowledge, after diligent inquiry by the individuals set forth in Section
1.3 of the disclosure letter delivered by Parent and Sub to the Company upon or prior to entering into this Agreement (the "Parent Disclosure Letter").

                                   ARTICLE II

                                   THE MERGER

          Section 2.1. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the NJBCA and shall be filed with the Division of Revenue of the Department of Treasury of the State of New Jersey in accordance with the provisions of the NJBCA. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

          (b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the NJBCA, at the Effective Time, Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of New Jersey (the "Surviving Corporation").

          (c) From and after the Effective Time, the Merger shall have the effects set forth in N.J.S.A. 14A:10-6 of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

          Section 2.2. Certificate of Incorporation of the Surviving Corporation. The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

          Section 2.3. By-laws of the Surviving Corporation. The Amended and Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation.

          Section 2.4. Directors and Officers of the Surviving Corporation.
At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time, together with such other persons as Parent shall designate, shall, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

          Section 2.5. Conversion of Stock. At the Effective Time:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any Subsidiary of Parent (including Sub), all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and all rights in respect of such Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Merger Price; and

          (b) Each share of common stock, par value $0.01 per share, of Sub, then issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

          Section 2.6. Paying Agent; Surrender of Certificates. (a) Prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") to receive funds in trust in order to make the payments contemplated by Section 2.5(a). Prior to the Effective Time, Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate which, prior to the Effective Time, represented Shares or any portion of a Share (other than those which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held directly or indirectly by Parent or any direct or indirect Subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Shares or any portion of a Share (the "Certificates") in exchange for the aggregate Merger Price deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the product of the Merger Price and the number of Shares and any portion of a Share represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the aggregate Merger Price deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

          (b) If the aggregate Merger Price (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Price that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

          (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Price deliverable in respect thereof as determined in accordance with this Article II.

          Section 2.7. Payment. Concurrently with or immediately prior to the Effective Time, Parent shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (a) the number of Shares outstanding immediately prior to the Effective Time (other than Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held directly or indirectly by Parent or any direct or indirect Subsidiary of Parent (including
Sub)) and

(b) the Merger Price (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Sub (i) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit, bank repurchase agreements or bankers' acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, "Permitted Investments") or (ii) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Sub as and when requested by Sub. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.5(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Promptly following the date which is one (1) year after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the aggregate Merger Price deliverable in respect thereof pursuant to this Article II, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Applicable Law. Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to a holder of Shares for any Merger Price with respect to such Shares delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          Section 2.8. No Further Rights of Transfers. At and after the Effective Time, each holder of Shares shall cease to have any rights as a shareholder of the Company, except as otherwise required by Applicable Law and except for, in the case of a holder of a Certificate (other than Shares to be canceled pursuant to Section 2.5(a)), the right to surrender his or her Certificate in exchange for payment of the applicable aggregate Merger Price, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this
Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.

          Section 2.9. Stock Options and Restricted Stock. (a) Prior to the Effective Time, each outstanding stock option and other right to purchase or otherwise acquire Shares (each, an "Option" and, collectively, the "Options") heretofore granted under any stock option or stock-based compensation plan of the Company or otherwise (the "Stock Plans"), whether or not then vested or exercisable shall become 100% vested and exercisable and shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (the "Cash Payment"), at the Effective Time, equal to the product of (i) the total number of Shares subject to such Option, whether or not then vested or exercisable and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per Share subject to such Option; each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. Section 2.9 of the Company Disclosure Letter lists each Stock Plan and the outstanding Options. The Company shall terminate, as of the Effective

Time, the Stock Plans and amend, as of the Effective Time, the provisions of any other Employee Benefit Plans providing for the issuance, transfer or grant of any capital stock of the Company, or any interest in respect of any capital stock of the Company, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in the capital stock of the Company. Upon the execution by Parent and Sub of this Agreement, the Company shall suspend the NUI Corporation Employee Stock Purchase Plan ("ESPP") and the NUI Corporation 1996 Director Stock Purchase Plan ("DSPP") so that, as of the Effective Time, no options shall be outstanding under either such plan. The Company shall (i) cause each such suspension to continue until the earlier of (A) the Effective Time and (B) the termination of this Agreement pursuant to
Article VII hereof, and (ii) terminate the ESPP and the DSPP effective as of the Effective Time. At the Effective Time, each outstanding participant account balance under the NUI Corporation Deferred Compensation Plan that is denominated in Shares shall be converted into a right to receive an amount, in cash, at the Effective Time, equal to the Merger Price multiplied by the number of Shares subject to such account. At the Effective Time, each outstanding deferred restricted stock credit under the NUI Corporation 1996 Stock Option, Stock Award and Incentive Plan shall be converted into a right to receive an amount, in cash, at the Effective Time, equal to the Merger Price multiplied by the number of Shares subject to such deferred restricted stock credit.

          (b) Immediately prior to the Effective Time, each Share in the form of restricted stock outstanding under the Stock Plans shall become, subject to applicable securities laws, fully and immediately transferable and the restrictions thereon shall lapse.

          Section 2.10. Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          Section 2.11. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the Parties shall agree in writing. Such date is herein referred to as the "Closing Date".

          Section 2.12. Withholding Rights; Transfer Taxes. (a) The Company or the Surviving Corporation shall be entitled to and will deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Article II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax law. Notwithstanding any provision to the contrary, the Company and Parent shall cooperate with each other and take all reasonable and necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted pursuant to Section 1445 of the Code from any payments made pursuant to this Article II and the Company agrees that it will withhold or deduct any such amounts as may be required under Applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

          (b) From the date of this Agreement to the Effective Time, the Company and Parent shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any Transfer Taxes and take all reasonable steps necessary to obtain any exemptions from such Transfer Taxes.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 3. The Company hereby represents and warrants to Parent and Sub, except as set forth in the disclosure letter delivered by the Company to Parent and Sub upon or prior to entering into this Agreement (the "Company Disclosure Letter"); provided, that, any such exception shall be contained in the section of the Company Disclosure Letter corresponding to the representation or warranty to which such exception is being taken, provided, further, that any such exception shall not be required to be contained in other sections of the Company Disclosure Letter if the magnitude and significance of the item excepted and its relationship to a particular representation or warranty shall be reasonably discernable to Parent:

          Section 3.1. Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction of its incorporation (or, if not a corporation, organization) and each such Person has all requisite power (corporate or otherwise) and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, when taken together with all other such failures, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company's Certificate of Incorporation and the Company's By-laws and the comparable governing documents of each of its Subsidiaries, in each case, as amended and in full force and effect as of the date of this Agreement.

          Section 3.2. Authorization; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to the approval of the shareholders of the Company as required by the

NJBCA) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, in each case, as required by the NJBCA, the adoption of this Agreement by the shareholders of the Company and the filing of appropriate merger documents with the Division of Revenue of the Department of Treasury of the State of New Jersey). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the Certificate of Incorporation or By-laws or other equivalent charter documents, as applicable, of the Company or any of its Subsidiaries, in each case, as amended to the date of this Agreement, (b) conflict with or result in a breach of, or default under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.3. Capitalization. The authorized capital stock of the Company consists of (a) 30,000,000 Shares and (b) 5,000,000 shares of preferred stock, no par value per share, of which 100,000 shares of such preferred stock are designated as Series A Junior Participating Preferred Stock. At the close of business on July 12, 2004 (the "Capital Structure Date") (i) 16,188,867 Shares were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, (iii) 218,706 Shares were held by the Company in its treasury, (iv) 331,198 shares were subject to issuance upon exercise of outstanding Options granted under the Stock Plans and Section 3.3(i) of the Company Disclosure Letter sets forth the number of shares subject to issuance pursuant to each Stock Plan, and (v) no shares of Series A Junior Participating Preferred Stock were subject to issuance pursuant to the Company's Rights Agreement, dated as of March 2, 2001, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). Section 3.3(ii) of the Company Disclosure Letter sets forth all of the subsidiaries of the Company and all partnerships, joint ventures and similar entities of which the Company or any of its Subsidiaries is a partner, member or participant as the case may be. All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in this Section 3.3, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company or its Subsidiaries were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company have been issued or reserved for issuance or become outstanding, other than Shares described in clause (iv) of the second sentence of this Section 3.3 that have been issued upon the exercise of outstanding Options granted under the Stock Plans, as the case may be. Except as described in this Section 3.3, there are no outstanding options, warrants, calls, subscriptions, contracts or other rights (including any preemptive right), agreements or commitments (whether written or oral) which (x) obligate the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Company or any subsidiary, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company.

          Section 3.4. Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of or to any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the Consent of each of the New Jersey Board of Public Utilities (the "NJBPU"), the Florida Public Service Commission (the "FPSC"), the Maryland Public Service Commission (the "MPSC") and the Virginia State Corporation Commission (the "VSCC"), (b) compliance with any applicable requirements of the Exchange Act and any applicable state securities or blue sky laws, (c) the filing of the Certificate of Merger, (d) the Consent of the Federal Communications Commission, and (e) any other Consents which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.5. Company Reports and Financial Statements. (a) Since September 30, 2003, the Company has filed all material forms, reports, schedules, statements and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (such forms, reports, schedules, statements and other documents, in each case, as amended, being hereinafter referred to as the "Commission Filings"), and, as of their respective dates, the Commission Filings complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder.

          (b) Each of the consolidated financial statements of the Company contained in the Commission Filings has been prepared in accordance with GAAP (except (i) as may be indicated therein or in the notes or schedules thereto and (ii) in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the Commission) and presents fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustment).

          (c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Exchange Act Reports filed and publicly available prior to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be set forth in the Company's consolidated balance sheet under GAAP, other than liabilities incurred in the ordinary course of business since September 30, 2002 or which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Except as disclosed in the Exchange Act Reports, the Company has maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general or specific authorization, and (ii) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items. Except as disclosed in the Exchange Act Reports, the Company management's report and assessment of internal controls, and management's report and the Company's independent auditors' reports identify no material weakness or control deficiency in accordance with or as defined by PCAOB Standard No. 2 or Section 302 of the Sarbanes-Oxley Act of 2002.

          Section 3.6. Absence of Certain Changes or Events. Except as disclosed in the Exchange Act Reports filed prior to the date hereof since September 30, 2003, the Company and each of its Subsidiaries has not: (a) suffered any change, including any casualty, to its assets, in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (b) conducted its business in any material respect not in the ordinary course of business consistent with past practice or (c) except as is not reasonably likely, in the aggregate, to have a Company Material Adverse Effect (i) incurred any indebtedness or issued any debt securities or assumed or guaranteed the obligations of any other Person, (ii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the equity of the Company or redeemed or otherwise acquired any interests of equity of the Company, (iii) sold, transferred or otherwise disposed of any of its material property or assets, (iv) increased in any manner the rate or terms of compensation of any of its directors or officers, (v) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by law or any existing plan or other agreement or arrangement to any such director, officer or employee, whether past or present, (vi) entered into or amended any employment, bonus, severance or retirement contract for employees of the Company, (vii) suffered any work stoppage or labor dispute, or (viii) acquired or agreed to acquire any interest in any corporation, partnership, limited liability company or other entity. To the Company's Knowledge, the Company and its Subsidiaries have not incurred any material liabilities in connection with the items set forth in Section 3.6(b) of the Company Disclosure Letter, and the representation set forth in this sentence shall not be qualified by any matter set forth in the Company Disclosure Letter.

          Section 3.7. Compliance with Laws; Compliance with Agreements. (a) The operations of the Company and its Subsidiaries are not being conducted in violation of any law and neither the Company nor any of its Subsidiaries has been given notice of any purported violation of any Law, except, in either case, for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the "Permits") that are required pursuant to any Laws or are otherwise necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted, except to the extent that any such failure to hold Permits or any such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) The Company and each of its Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of (nor to the Knowledge of the Company does there exist any condition which upon the passage of time, the giving of notice or the failure to obtain a waiver would case such a default under) (i) its Certificate of Incorporation or By-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except, in the case of clause (ii), for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Section 3.7(d) of the Company Disclosure Letter sets forth the amount outstanding and maturity date of all outstanding Indebtedness where the amount outstanding is greater than $1,000,000.

          Section 3.8. Litigation. As of the date of this Agreement, (i) there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, and, (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries, except for any of the foregoing under clauses (i) and (ii) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. With respect to each matter listed therein,
Section 3.8 of the Company Disclosure Letter sets forth the Company's insurance coverage (including policy limits) applicable to such matter.

          Section 3.9. Employee Benefit Plans. (a) Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other plan or arrangement that provides stock purchase, restricted stock, incentives, bonuses, stock options and deferred compensation or other benefit plan, program or arrangement, and all employment, termination, severance, change of control, indemnification or other employee contract or agreement maintained, contributed to, by the Company and/or any of its Subsidiaries, or as to which the Company or any of its Subsidiaries would reasonably be expected to have any liability (collectively, the "Employee Benefit Plans") is set forth in Section 3.9 of the Company Disclosure Letter. Each Employee Benefit Plan is in substantial compliance with Applicable Law and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service and is awaiting a response and, to the Knowledge of the Company, no event has occurred and no condition exists which would result in the revocation of any such determination.

          (b) Section 3.9(b) of the Company Disclosure Letter lists all multiemployer plans (within the meaning of Section 3(37) or 4001(a) of ERISA) contributed to, or participated in, by the Company or any of its Subsidiaries or with respect to which the Company has incurred or could incur liability under Title IV of ERISA. The Company has not incurred any liability which has not been satisfied in full in connection with the Company's or any of its Subsidiary's withdrawal from or the termination or reorganization of any multiemployer plan and no fact or event exists which is reasonably expected to give rise to any such liability.

          (c) No Employee Benefit Plan subject to Code Section 412 has any accumulated funding deficiency, as such term is defined therein.

          (d) There has been no "prohibited transaction" (within the meaning of Section 406 of ERISA or Code Section 4975) with respect to any Employee Benefit Plan.

          (e) Section 3.9(e) of the Company Disclosure Letter lists all Employee Benefit Plans which provide any welfare benefit beyond termination of employment other than pursuant to COBRA.

          (f) All contributions premiums or payments required to be made in connection with any Employee Benefit Plan have been made on or before their due dates.

          (g) Except as set forth in Section 3.9(g) of the Company Disclosure Letter, (i) since September 30, 2003 no payment or benefit paid or granted by the Company or any of its Subsidiaries has been or will be considered an "excess parachute payment" within the meaning of Section 280G of the Code and (ii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any amount or benefit that will be considered an "excess parachute payment" within the meaning of Section 280G in connection with the transactions contemplated by this Agreement.

          Section 3.10. Labor Matters. As of the date of this Agreement, except for employees not in excess of 400 in the aggregate, represented by (i) Utility Workers Union of America, Local 424, (ii) the Communications Workers of America, Local 1023, and (iii) the Teamsters, Locals 385 and 769, no employee of the Company or any of its Subsidiaries is represented by any union or any collective bargaining agreement. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

          Section 3.11. Taxes.

          (a) The Company and each of its Subsidiaries have filed or caused to be filed, or shall file or cause to be filed within the time and in the manner prescribed by Applicable Law all material Tax Returns that are required to be filed by, or with respect to, the Company and each of its Subsidiaries for periods ending on or prior to the Effective Time (taking into account any applicable valid extension of time within which to file), and each such Tax Return was and continues to be true, correct and complete in all material respects.

          (b) All material amounts of Taxes of the Company and each of its Subsidiaries that were or are due and payable as of or prior to the Effective Time have been (or will be) paid on or prior to the Effective Time within the manner and no later than the time prescribed by Applicable Law and with respect to material amounts of Taxes that have accrued but are not yet payable as of the Effective Time that relate to any periods or portions thereof for which an Exchange Act Report 10-Q or 10-K has been filed, the Company and its Subsidiaries have or will have prior to the Effective Time established adequate reserves for the payment of such Taxes (or otherwise reflected such Taxes as paid) on such Exchange Act Reports in accordance with GAAP.

          (c) Neither the Company nor any of its Subsidiaries (i) is presently the subject of a Tax Claim by any Governmental Entity that could materially affect the Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is aware of any written notice of a proposed commencement of any Tax Claim for the assessment or collection of additional material amounts of Taxes or (ii) has granted, has requested or has been requested to grant any unexpired waiver or extension of any statute of limitations in connection with or in respect of the examination of any Tax Return filed by, or with respect to, the Company or any of its Subsidiaries (including with respect to (i) any consolidated Tax Returns or (ii) the assessment of any material amounts of Tax or assertion of any material amounts of Tax deficiency).

          (d) The Company and each of its Subsidiaries has delivered to or made available for review by Parent for the four (4) year period prior to the Effective Time correct and complete copies of: (i) all filed Tax Returns relating to the Company and each of its Subsidiaries (other than any Tax Returns relating to sales and use tax filed by NUI TeleCom), copies of all "ff Schedules" relating to the federal income Tax Returns of the Company and each of its Subsidiaries and copies of all schedules and workpapers relating to all income, gross receipts and franchise Tax Returns (other than the federal income Tax Returns) of the Company and each of its Subsidiaries, (ii) reports, statements or other written information relating to any Tax Claim that could result in the assessment of an amount of Tax equal to or greater than $100,000 received by the Company or any of its Subsidiaries from any Governmental Entity and all written materials provided by the Company or any of its Subsidiaries to any Governmental Entity in connection with such Tax Claim, and (iii) statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to an amount of Tax equal to or greater than $100,000.

          (e) The Company and/or each of its Subsidiaries has delivered or made available to the Parent (i) a schedule listing all of the states for which the Company or any of its Subsidiaries, for any taxable period commencing after September 30, 1999, reported an amount of net income or net loss equal to or greater than $200,000 or Taxes greater than or equal to $100,000; and (ii) a schedule that sets forth the amount of any net operating loss carryovers for federal income tax purposes of the Company and its Subsidiaries.

          (f) In the four (4) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received a written claim, that has not been resolved as of the date hereof, by a Governmental Entity in a jurisdiction where the Company or any such Subsidiary does not file Tax Returns that the Company or any such Subsidiary is subject to a material amount of Tax in that jurisdiction.

          (g) Except as required by Applicable Law, since December 31, 2003, neither the Company nor any of its Subsidiaries has: (i) made or changed any election concerning any Taxes, (ii) changed an annual accounting period or adopted or changed any accounting method, (iii) settled any Tax Claim or assessment or (iv) surrendered any right to claim a refund of any Taxes, in each case of (i) through (iv), to the extent such action relates to a material amount of Taxes and would affect the Taxes of the Surviving Company or any of its Subsidiaries following the Effective Time.

          (h) Neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4, in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (i) Neither the Company nor any of its Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any Governmental Entity that could affect the Taxes of Parent, the Surviving Company, or any Subsidiary of Parent or the Surviving Company in a material manner after the Effective Time.

          (j) The Company, the Surviving Company, and each of the Company's Subsidiaries is not and will not be required to make any adjustment under
Section 481(a) of the Code (or any corresponding provision of Foreign, state or local Tax law) by reason of any change or any requested or proposed change in a Tax accounting method or otherwise that could materially affect the Taxes of Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company.

          (k) Neither the Company nor any of its Subsidiaries: (i) entered into or engaged in an installment sale transaction (within the meaning of Section 453 of the Code) for which an amount of Tax liability equal to or greater than $100,000 will remain outstanding after the Effective Time; (ii) entered into a "gain recognition agreement" within the meaning of Section 367 of the Code and the Treasury Regulations promulgated thereunder; (iii) has, within the twenty-four month period preceding the date hereof, constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution of stock that was intended to qualify for tax-free treatment under Section 355 of the Code; or (iv) has entered into any transaction during any taxable period commencing after September 30, 1999 for which a "deferred intercompany gain" (within the meaning of Treasury

Regulation Section 1.1502-13) equal to or greater than $200,000 will remain outstanding after the Effective Time.

          (l) No power of attorney has been or will be granted with respect to any matter relating to the Taxes of the Company or any Subsidiary that will have any force or effect as of or after the Effective Time.

          (m) The Company and each of its corporate Subsidiaries are members of the same affiliated group of which the Company is the common parent (the "Company Parent"), within the meaning of Code Section 1504(a) (the "Company Group"). Neither the Company nor any if its corporate Subsidiaries has been a member of any affiliated group which had a common parent other than the Company. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from the Company or any of its Subsidiaries being a member of the Company Group, neither the Company, the Surviving Company nor any Subsidiary thereof will have as of the Effective Time any liability for a material amount of Taxes of any other Person (i) as a transferee or successor, (ii) by contract (including any Tax Sharing Agreements) or (iii) otherwise.

          (n) To the extent not already listed on Section 3.3 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has at any time owned an equity interest in any partnership or joint venture or been the holder of a beneficial interest in any trust for any period for which the Company or any such Subsidiary reported an amount of net income or net loss relating to such equity interest or beneficial interest equal to or greater than $200,000 and further, for which the statute of limitations for any Tax has not expired.

          Provided, however that solely for purposes of this Section 3.11 the term Subsidiary with respect to the Company shall also include any former Subsidiary of the Company for which the Company or any Subsidiary of the Company (as determined as of the date hereof) may be liable for Taxes relating to or imposed with respect to such former Subsidiary, but only with respect to those periods prior to or during which such former Subsidiary was a Subsidiary of the Company.

          Section 3.12. Intellectual Property. (a) To the Knowledge of the Company, the Company or its Subsidiaries own or have the right to use, free and clear of all liens, security interests, charges or encumbrances of any kind or nature, all proprietary Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries substantially as presently conducted except where the failure to so own or have such right, or the presence of such liens, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Since September 30, 2003, the Company has not received written notice and, to the Knowledge of the Company, no claim has been threatened by any person, challenging the use or ownership by the Company or its Subsidiaries of any Intellectual Property, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) To the Knowledge of the Company, the use of the Intellectual Property by the Company or any of its Subsidiaries does not infringe upon, violate or constitute a misappropriation of any right, title or interest in any Intellectual Property right.

          (d) Since September 30, 2003, to the Knowledge of the Company, the proprietary Intellectual Property owned by the Company has not been used or enforced or has failed to be used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.13. Information. None of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) any other document filed or to be filed with the Commission in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders of the Company, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished by Parent or Sub specifically for inclusion therein. The Proxy Statement and the Other Filings made by the Company will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub in writing specifically for inclusion in the Proxy Statement.

          Section 3.14. Broker's or Finder's Fee. Except for the fees of Berenson & Company, LLC and Credit Suisse First Boston LLC (whose fees and expenses shall be paid by the Company in accordance with the Company's agreement with such firms), no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker's fees, finder's fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby from any of the Parties.

          Section 3.15. Certain Contracts and Arrangements. (a) As of the date hereof, other than those Contracts that are filed as exhibits to the Commission Filings filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any written contracts, agreements or instruments ("Contracts") of the following nature (collectively, the "Material Contracts"): (i) Contracts that are required to be filed as an exhibit to a Commission Filing and (ii) Contracts that contain a minimum annual purchase requirement of $1,000,000 or more which have a term of more than one (1) year and that cannot be cancelled on less than ninety (90) days notice. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default under any Material Contract. All collective bargaining agreements to which the Company or any of its Subsidiaries is a party are set forth on Section 3.15(a) of the Company Disclosure Letter.

          (b) To the Company's Knowledge, the execution of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not result, directly or indirectly, in the grant of any material rights to any Person under any Material Contract (other than the agreements disclosed in Section 3.15(b) of the Company Disclosure Letter) to which it or any of its subsidiaries is a party.

          Section 3.16. Environmental Laws. Except as listed or described in
Section 3.16 of the Company Disclosure Letter or the Exchange Act Reports, or except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company:

          (a) (i) the Company and its Subsidiaries have obtained and presently hold all federal, state, local and foreign Permits as required under any Environmental Laws ("Environmental Permits") that are necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted; (ii) each Environmental Permit is in full force and effect and the Company and its Subsidiaries, and their operations, are in compliance with all of their obligations with respect thereto; (iii) no event has occurred that would reasonably be expected to cause, upon the giving of notice or the lapse of time, revocation or termination of any Environmental Permit; (iv) neither the Company nor its Subsidiaries has received any notice of, and no proceeding is pending or threatened with respect to, any alleged failure by the Company or any of its Subsidiaries to have any Environmental Permit or not to be in compliance therewith; and (v) there is no reason why any Environmental Permit that has been applied for, but not yet granted, will not be obtained in form and substance sufficient to permit the continued lawful operation of the Company, its Subsidiaries, and their respective operations;

          (b) the Company and its Subsidiaries (i) are in compliance with, and not in violation of, any and all applicable Environmental Laws; and (ii) are not subject to any investigation or response action obligations or other liabilities under any Environmental Laws;

          (c) the Company and its Subsidiaries, individually or collectively,
(i) are not subject to any consent decree, compliance order or administrative order issued pursuant to Environmental Laws or any written request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any Governmental Entity pursuant to Environmental Laws;
(ii) have not in the last five (5) years received written notice under the citizen suit provision of any Environmental Law; (iii) there are no claims pending, or otherwise threatened, against the Company or its Subsidiaries or otherwise relating to any Company Property under any Environmental Laws; and
(iv) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or its Subsidiaries or any of their respective predecessors, or to any properties currently or formerly owned, leased or operated by the Company or its Subsidiaries or any of their respective predecessors, that would reasonably be expected to give rise to any claim under any Environmental Law;

          (d) the Company and its Subsidiaries have disclosed all material environmental reports, studies, assessments, sampling data, and other environmental information in their possession relating to the environmental conditions associated with the properties currently or formerly owned, leased or operated by the Company or its Subsidiaries or any of their respective predecessors (including the presence of contamination associated with the manufacturing of gas from coal and/or petroleum) and the current or former operations of the Company or its Subsidiaries or any of their respective predecessors;

          (e) the representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

          Section 3.17. Opinion of Financial Advisors. The Board has received the opinion of each of Berenson & Company, LLC and Credit Suisse First Boston LLC, to the effect that, as of the date of this Agreement, the Merger Price is fair, from a financial point of view, to the holders of Shares. A copy of the written opinion delivered by each of Berenson & Company, LLC and Credit Suisse First Boston LLC shall be delivered to Parent following the execution of this Agreement by the Parties.

          Section 3.18. Board and Shareholder Approval. The Board, at a meeting duly called and held, has (a) duly and validly approved and taken all corporate action required to be taken by the Board to authorize this Agreement and the consummation of the transactions contemplated hereby, (b) resolved that the transactions contemplated by this Agreement are advisable and in the best interests of the shareholders of the Company and that the consideration to be paid for each Share in connection with the Merger is fair to the holders of the Shares and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of the Company approve and adopt this Agreement and each of the transactions contemplated hereby, and none of the aforesaid actions by the Board has been amended, rescinded or modified. The approval of the Merger by the affirmative vote of a majority of the votes cast by the holders of Shares entitled to vote thereon is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 3.19. State Takeover Statutes. The Board has approved the transactions contemplated by this Agreement such that the provisions of the New Jersey Shareholders Protection Act, N.J.S.A. 14A:10A-1 et seq., will not, assuming the accuracy of the representations contained in Section 4.9, apply to this Agreement or any of the transactions contemplated hereby. The Company has taken (and will take) all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and, assuming the accuracy of the representations contained in Section 4.9, the transactions contemplated hereby are exempt from, (i) the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations of the State of New Jersey (collectively, "Takeover Laws"), other than Section 48:2-13, Section 48:2-51.1, Section 48:3-7 and Section 48:3-10 of the New Jersey Public Utilities Act, N.J.S.A. Title 48, as amended.

          Section 3.20. Rights Agreement. The Company has made available to Parent a true and complete copy of the Rights Agreement as in effect on the date of this Agreement. The Company has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any Person to exercise any Rights under the Rights Agreement or enable or require the Company Rights to separate from the shares of common stock, no par value per share, of the Company to which they are attached or to be triggered or become exercisable.

          Section 3.21. Ownership of Parent Common Stock. The Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of common stock, par value $5.00 per share, of Parent.

          Section 3.22. Regulatory Matters. (a) Neither the Company nor (in the case of clauses (ii), (iii), and (iv)) any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")) of the Company is (i) registered, or required to be registered, under the 1935 Act, (ii) subject to regulation as a "public utility" under the Federal Power Act, as amended, (iii) subject to regulation as a "natural-gas company" under the Natural Gas Act of 1938, as amended, or (iv) subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New Jersey, Florida, Maryland and Virginia or by any foreign country.

          (b) As of the date hereof, the NJBPU Settlement Order is final and is in full force and effect and there are no agreements or understandings with the NJBPU or its staff concerning the matters that are the subject of the NJBPU Settlement Order that are not disclosed in the NJBPU Settlement Order.

          (c) To the best of the Company's Knowledge, the Company has disclosed to Parent all material information with respect to any investigations of the FPSC and the Commission relating to the matters addressed by the NJBPU Settlement Order and the Stipulation and Agreement referred to therein, by the Stier Anderson Report, or by the NJAG Settlement.

          (d) The Company has made available to Parent the final Stier Anderson Report and as of the date hereof, such report has not been amended, modified or supplemented in any way, and no portions of, annexes or exhibits to, or documents otherwise constituting a part of such report have been omitted from the final Stier Anderson Report made available to Parent.

          (e) The Company has made available to Parent the NJAG Settlement and as of the date hereof, such agreements have not been amended, modified or supplemented in any way, and no portions of, annexes or exhibits to, or documents otherwise constituting a part of such agreements have been omitted from the NJAG Settlement made available to Parent.

          (f) To the best of the Company's Knowledge, the Company has disclosed to Parent all material information relating to the ongoing investigation of the Company by the Commission and the investigation of the Company by the New Jersey Attorney General.

          (g) The Company has made available to Parent the Letter of Non-Applicability, dated July 6, 2004, issued by the Department of Environmental Protection of the

State of New Jersey (the "NJLNA") relating to the transactions contemplated by this Agreement and as of the date hereof, the NJLNA is in full force and effect.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Section 4. Each of Parent and Sub hereby represents and warrants to the Company as follows:

          Section 4.1. Due Organization, Good Standing and Corporate Power. Each of Parent and Sub is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (or, if not a corporation, organization) and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Sub has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws, in each case, as amended and in full force and effect as of the date of this Agreement. Neither Parent nor Sub is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

          Section 4.2. Authorization; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of each of Parent and Sub and have been duly approved by Parent as sole shareholder of Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the NJBCA). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or by-laws (or comparable documents) of Parent or Sub, in each case as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 4.3. Consents and Approvals. Except as set forth in Section
4.3 of the Parent Disclosure Letter, assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of or to any Governmental Entity or any other third party which has not been received or made, is necessary or required with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) the Consent of each of the NJBPU, the FPSC, the MPSC and the VSCC and the Consents set forth in Section 3.4(d), (b) compliance with any applicable requirements of the Exchange Act and any applicable state securities or blue sky laws, (c) the filing of the Certificate of Merger and (d) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 4.4. Information. None of the information supplied or to be supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they we made, not misleading. The Other Filings made by Parent or Sub will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Other Filings.

          Section 4.5. Broker's or Finder's Fee. Except for Morgan Stanley & Co. Incorporated (whose fees and expenses as financial advisor to Parent and Sub shall be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is or shall be entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto or from any Affiliate of the Parties.

          Section 4.6. Sub's Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

          Section 4.7. Funds. Parent and Sub collectively have and, at the Effective Time, Parent will cause Sub to have, cash on hand in an aggregate amount sufficient to enable (a) Parent and Sub to timely perform their obligations hereunder, including to pay in full (i) an amount equal to the Payment Fund, (ii) the aggregate Cash Payment, and (iii) all fees and expenses payable by Parent and Sub in connection with this Agreement and the transactions contemplated hereby and, (b) the Company and its subsidiaries to pay in full (i) any outstanding balance in respect of the $28 million and any interest accrued thereon that the Company is required to return to its ratepayers and the $2 million penalty and any interest accrued thereon, in each case as required by the NJBPU Settlement Order upon a sale of the Company and (ii) all Indebtedness of the Company or any of its Subsidiaries required to be repaid as a result of the consummation of the transactions contemplated by this Agreement.

          Section 4.8. Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Sub, or any of their respective properties or rights which would prohibit the consummation of the transactions contemplated by this Agreement.

          Section 4.9. Ownership of Shares. (a) Other than as contemplated by this Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

          (b) Neither Parent nor Sub is an "Interested Stockholder" of the Company under N.J.S.A. 14A:10A-3 of the New Jersey Shareholders Protection Act.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

          Section 5.1. Access to Information Concerning Properties and Records.
(a) During the period commencing on the date hereof and ending on the earlier of
(i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records (including without limitation, any and all materials relating to financial records and to Taxes) of the Company and its Subsidiaries and, during such period, the Company shall furnish promptly to Parent and Sub all information concerning its or its Subsidiaries' business, properties and personnel as Parent and Sub may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires it or its Subsidiaries to restrict access to any of its business, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that it reasonably believes could violate Applicable Law, including Antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege.

          (b) Nothing contained in this Agreement shall give to Parent or Sub, directly or indirectly, rights to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

          Section 5.2. Confidentiality. Information obtained by Parent, Sub and their respective employees, counsel, accountants, consultants and other authorized representatives pursuant to Section 5.1 shall be subject to the provisions of the Confidentiality Agreement by and between Berenson & Company, LLC, as agent for the Company, and Parent, dated November 25, 2003 (the "Confidentiality Agreement"). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company.

          Section 5.3. Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 7.1:

          (a) the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their current key officers and employees as a group and maintain satisfactory relationships with any Person having significant business relationships with the Company or any of such Subsidiaries; and

          (b) the Company shall and each of its Subsidiaries shall use their respective commercially reasonable efforts to maintain their existing third party insurance coverage, provided that any losses that are not so insured shall be taken into account in determining whether there has been a Company Material Adverse Effect. For the avoidance of doubt, (i) the Parties agree that any losses that are self-insured by the Company shall be taken into account in determining whether there has been a Company Material Adverse Effect and (ii) the maintenance of existing third party insurance coverage shall not include the purchase of "run-off" coverage as contemplated by Section 5.10(b).

          (c) the Company shall and each of its Subsidiaries shall use their respective commercially reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate except for those permits the expiration or termination of which would not reasonably be expected to have a Company Material Adverse Effect.

          (d) the Company shall use its commercially reasonable efforts to ensure that the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result, directly or indirectly, in the grant of any material rights to any Person under any Material Contract to which it or any of its subsidiaries is a party including the contracts set forth in Section 3.15(b) of the Company Disclosure Letter.

          (e) neither the Company nor any of its Subsidiaries shall do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

          (i) make any change in or amendment to its Certificate of Incorporation or its By-laws (or comparable governing documents) that would reasonably be expected to materially delay, impede or interfere with the Company's ability to consummate the Merger;

          (ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, except for the issuance by the Company of Shares pursuant to the terms of any Options or the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

          (iii) declare, pay or set aside any dividend or other distribution or payment with respect to (other than among the Company and its wholly owned subsidiaries, provided that such dividends, distributions or payments are not prohibited by Applicable Law or by any Material Contract), or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities except for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

          (iv) make or incur capital expenditures in each of the Company's fiscal year 2004 and fiscal year 2005 that, individually or in the aggregate, are more than 110% of the aggregate capital expenditures as itemized on Section 5.3(e)(iv) of the Company Disclosure Letter for such fiscal year;

          (v) acquire, make any investment in, or make any capital contributions to, any Person or entity other than in the ordinary course of business, except pursuant to capital expenditures set forth on Section 5.3(e)(v) of the Company Disclosure Letter;

          (vi) sell, lease, share or otherwise dispose of any of its properties or assets that are material to its business, other than natural gas sold in the ordinary course of business and except as set forth on Section 5.3(e)(vi) of the Company Disclosure Letter, provided that the Company shall not incur material liabilities in connection with the items set forth on Section 5.3(e)(vi) of the Company Disclosure Letter;

          (vii) other than as necessary to arrange for: (a) the Bridge Facilities, (b) extending the Credit Facilities or (c) financing the repayment of the Medium Term Notes, enter into, modify (in any material way) or terminate any Material Contract other than a gas purchase or sale contract in the ordinary course of business;

          (viii) except as set forth in Section 5.3(e)(viii) of the Company Disclosure Letter, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than borrowings under facilities existing on the date hereof and described in the Exchange Act Reports or (y) make any loans or advances to any other person or entity (other than among the Company and its wholly owned subsidiaries) that, in each case, has a value greater than $1,000,000; provided, however, that the Company and its Subsidiaries may take any commercially reasonable measures necessary to incur trade credit obligations in connection with gas supply, transportation or storage in the ordinary course of business;

          (ix) grant or agree to grant to any officer or employee of the Company or any of its Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, indemnification, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Benefit Plans, except (w) as may be required under Applicable Law, (x) as expressly required by the Employee Benefit Plans or collective bargaining agreements of the Company in effect on the date hereof, (y) as expressly required by employment, retention, change-of-control or similar type agreements existing as of the date hereof and (z) routine annual salary and wage increases for employees that are not subject to collective bargaining agreements and routine salary and wage increases in connection with promotions of employees not subject to collective bargaining agreements, in each case in the ordinary course of business consistent with past practice, provided that such increases pursuant to this clause (z) shall not exceed 5% of the annualized gross compensation costs for all employees of the Company and its Subsidiaries not subject to collective bargaining agreements as of the date hereof.

          (x) (A) make or rescind any express or deemed material election relating to Taxes other than as mandated by Applicable Law; (B) make a request for a Tax Ruling or enter into a Closing Agreement, in each case, that could materially affect the Company or any such Subsidiary; (C) settle or compromise any Tax Claim or other controversy relating to Taxes, to the extent the amount of such settlement is equal to or greater than $100,000;
     (D) except as otherwise mandated by Applicable Law, file any amendments to any previously filed Tax Returns that could materially affect the Taxes of Parent, the Surviving Company, or any Subsidiaries of Parent or the Company, or surrender any right to claim a material amount of refund of any Taxes; (E) except as mandated by Applicable Law, change any of its methods of reporting income or deductions for Tax purposes in a material manner from those employed in the preparation of the most recently filed Tax Return that has been previously delivered to Parent on which such item of income or deduction was previously reported income or deductions that has been previously delivered to Parent, or (F) file any Tax Return in a manner that could be materially inconsistent with past custom and practice, except as may be required by Applicable Law;

          (xi) waive any rights of substantial value or (y) cancel or forgive any material indebtedness for borrowed money owed to the Company or any of its Subsidiaries other than indebtedness of the Company to a wholly-owned Subsidiary of the Company;

          (xii) except as may be required by the Commission or any Governmental Entity or under GAAP, make any change in its methods, principles and practices of accounting, including Tax accounting policies and procedures;

          (xiii) enter into any agreement that materially restrains, limits or impedes the Company's or its Subsidiaries' ability to compete with or conduct any business or line of business or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity (in the Company's good faith interpretation) governing the Company's or its Subsidiaries' operations and obligations to provide safe and reliable service to customers;

          (xiv) commence construction of any additional gas transmission, gas delivery or gas storage capacity or obligate itself to purchase or otherwise acquire any additional transmission, delivery or storage facilities, in each case, except as permitted by Section 5.3(e)(iv) or as set forth in Section 5.3(e)(xiv) of the Company Disclosure Letter;

          (xv) amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party relating to the acquisition of securities or assets of the Company, other than in connection with any action permitted by Section 5.6 prior to the time the Company's shareholders have voted to approve the Merger;

          (xvi) amend, modify or waive any provision of the Rights Agreement, other than in connection with any action permitted by Section 5.6 prior to the time the Company's shareholders have voted to approve the Merger; or

          (xvii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section.

          (f) The Company shall request as soon as practicable following the date hereof a written estimate of its (and its Subsidiaries') maximum withdrawal liability with respect to all multiemployer plans listed in Section 3.9(b) of the Company Disclosure Letter as of such date, to be delivered to Parent as soon as practicable following the receipt thereof.

          (g) The Company shall, and shall cause its Subsidiaries to, cooperate fully with the State of New Jersey as required by, and comply in all material respects with the provisions of, the NJAG Settlement.

          Section 5.4. Preparation of Proxy Statement; Shareholders' Meeting.
(a) As soon as reasonably practicable following the date of this Agreement, but not later than sixty (60) days after the date hereof, the Company shall prepare a preliminary proxy statement relating to the meeting of the Company's shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, the "Proxy Statement") and file the Proxy Statement with the

Commission. The Proxy Statement shall include a recommendation of the Board (the "Company Board Recommendation") that its shareholders vote in favor of the Merger and this Agreement (subject to Section 5.6). Subject to Section 5.4(c), the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the Commission as promptly as practicable after such filing. Subject to Section 5.4(c), the Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable and, in any event, within five (5) Business Days after the Proxy Statement is cleared by the Commission.

          (b) If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the Commission such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or of additional requests by the Commission for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the Commission before their being filed with, or sent to, the Commission. Each of the Company, Parent and Sub shall use its commercially reasonable efforts after consultation with the other Parties, to respond promptly to all such comments of and requests by the Commission.

          (c) Subject to the last sentence of this Section 5.4(c), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") to consider and vote upon the adoption and approval of this Agreement and the Merger, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and By-laws, (iii) subject to the fiduciary duties of its Board, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters. The Special Meeting shall be held not later than thirty (30) Business Days after the Proxy Statement is cleared by the Commission. Notwithstanding anything herein to the contrary, if the Board withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing, (i) the Company shall not be obligated to call, give notice of, convene and hold the Special Meeting and (ii) the Company shall not be required to take any of the other actions set forth in Sections 5.4(a), 5.4(b) and 5.4(c).

          Section 5.5. Commercially Reasonable Efforts. (a) Except as otherwise set forth in Section 5.7, Section 5.8 and Section 7.1(b)(i), subject to the terms and conditions provided herein, and to applicable legal requirements each of the Company, Parent and Sub shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, and not fail to take, all appropriate action, and do, or cause to be done, consistent with the fiduciary duties of the Board, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Notwithstanding the foregoing, each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law.

          (b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or its Subsidiaries, or Parent or Sub or any of their Subsidiaries, is discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Proxy Statement, the discovering Party will promptly inform the other Party of such event or circumstance. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other Party in order to consummate the Merger in accordance with the terms hereof.

          Section 5.6. No Solicitation of Other Offers. (a) The Company shall, and shall cause its Subsidiaries and shall use its commercially reasonable efforts to cause its officers, directors, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

          (b) The Company (i) shall not take, and shall cause its Subsidiaries not to take, and the Company and its Subsidiaries shall use commercially reasonable efforts to cause their respective officers, directors, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries or any of the foregoing) not to take, directly or indirectly, any action to knowingly encourage, initiate or solicit (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Company's shareholders) which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person or engage in any discussion or negotiations concerning, or provide any non-public information or data to assist any third party in making or facilitating an Acquisition Proposal, (ii) will notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals within twenty-four (24) hours of receipt of any such inquiry, offer or proposal and
(iii) shall keep Parent informed orally and in writing in reasonable detail of the status of any such inquiry, offer or proposal; provided, however, that the Company, in response to a bona fide unsolicited proposal that constitutes an Acquisition Proposal, may, at any time prior to the time the Company's shareholders shall have voted to approve the Merger, participate in discussions or negotiations with, or furnish or disclose any non-public information or data to, any Person (other than Parent or Sub) who, without solicitation in violation of the terms hereof, makes such Acquisition Proposal if and only to the extent that (A)(x) the Person has first made an Acquisition Proposal that, in the good faith judgment of the Board (after consultation with its financial advisors), is or may reasonably be expected to lead to a Superior Proposal and (y) the Board shall conclude in good faith, after consultation with outside counsel, and such other matters as the Board deems relevant, that such actions are necessary for the Board to act in a manner consistent with its fiduciary duties to shareholders under Applicable Law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company
(x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person, and of the identity of the Person making the Acquisition Proposal and the material terms thereof and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this
Section 5.6 or any other provision of this Agreement shall prohibit the Company or the Board from (i) taking and disclosing to the Company's shareholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14d-9 and Rule 14e-2 of the Exchange Act, (ii) subject to clause (iv) below, making any disclosure to the shareholders of the Company as, in the good faith judgment of the Board (after consultation with its outside counsel), is required under Applicable Law or pursuant to the Board's fiduciary duties, (iii) prior to the time the Company's shareholders have voted to approve the Merger, accepting a Superior Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 7.1(c)(i) or (iv) prior to the time the Company's shareholders have voted to approve the Merger, withdrawing or modifying the Board's approval, adoption or recommendation, as the case may be, of the Merger, or this Agreement, as contemplated by Section 7.1(d)(ii)(x), provided that such withdrawal or modification entitles Parent to terminate this Agreement pursuant to Section 7.1(d)(ii).

          Section 5.7. Antitrust Laws. (a) Each Party shall file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger. Such parties will use commercially reasonable efforts to make such filings promptly and shall respond promptly to any requests for additional information made by either of such agencies. Parent and the Company shall each consult with the other with respect to the preparation, filing and response to any request for additional information with respect to the notifications required to be filed under the HSR Act and shall keep each other informed of the status thereof.

          (b) Parent and the Company shall share the payment of all filing fees under the HSR Act equally.

          (c) Each Party shall promptly inform the other Parties of any material communication made to, or received by such Party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

          Section 5.8. Regulatory Approvals; Other Consents. (a) Except as otherwise set forth in Section 5.7, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations, orders, decrees, licenses, or permit of, or registration or filing with or notification to (any of the foregoing, a "Consent") of any Governmental Entity, including the NJBPU, the FPSC, the MPSC and the VSCC, or any other third party required in connection with, and any waivers of any breaches or violations of any Contracts, permits, licenses or other agreements that may be caused by the consummation of, the transactions contemplated by this Agreement, including by
(i) promptly making all required filings or submissions to Governmental Entities provided that the Company and Parent shall make all such filings and submissions available to the other Party for review and comment prior to such filing or submission, (ii) cooperating with one another in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from any Governmental Entity or any other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents and (iii) seeking to avoid the entry of, or seeking to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including, by defending through litigation on the merits any claim asserted in court by any Person. In addition, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain Acceptable Orders from the NJBPU, the FPSC, the MPSC and the VSCC approving the transactions contemplated by this Agreement. An "Acceptable Order" shall mean a Final Order (or other written communication reasonably satisfactory to Parent) that includes all of the items set forth in Section 5.8 of the Parent Disclosure Letter, except to the extent that the failure to include any such items or the inclusion of any additional terms or conditions would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, a Company Material Adverse Effect or a Regulated Business Material Adverse Effect, in each case after giving effect to the items set forth in Section 5.8 of the Parent Disclosure Letter. For the avoidance of doubt, the Parties agree that in determining whether a Company Material Adverse Effect or a Regulated Business Material Adverse Effect has occurred for the purposes of this Section 5.8, the standard from which such determinations shall be made will be the state of the Company or the Regulated Businesses, as the case may be, as it would be if all of the items set forth in Section 5.8 of the Parent Disclosure Letter were implemented and in effect. Any additional terms and conditions contained in an Acceptable Order, other than the terms and conditions set forth in Section 5.8 of the Parent Disclosure Letter, shall not necessarily preclude such order from being an Acceptable Order but shall be considered in the determination as to whether the condition set forth in Section 6.2(c) has been satisfied.

          (b) The Company and Parent shall each promptly notify the other Party hereto and shall promptly furnish copies of any notices or other communications relating to: (a) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any claim commenced or, to its Knowledge, threatened against, relating to, or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to any provision of this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement; and (d) any of the following: (i) the discovery by such Party that any representation or warranty of any Party contained in this Agreement is untrue or inaccurate in any material respect, or (ii) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be likely to cause any of the representations or warranties in this Agreement to be untrue or incorrect in any material respect as of the date made or as of the Closing Date, (iii) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be likely to cause a Company

Material Adverse Effect and (iv) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any Party or the conditions to the obligations of any Party to this Agreement. To the extent such efforts do not unreasonably interfere with the day-to-day operations of the Company, each of the Company and Parent shall use reasonable efforts to consult with each other in advance of any telephone calls, meetings or conferences with, any Governmental Entity in connection with obtaining the Required Consents and the transactions contemplated by this Agreement and, to the extent permitted and practicable, give the other Party the opportunity to attend and participate in such telephone calls, meetings and conferences.

          Section 5.9. Employee Benefits. (a) For at least one (1) year following the Effective Time, Parent shall provide or cause to be provided to all current and former employees of the Company and its Subsidiaries (other than any such employees subject to collective bargaining agreements, the "Company Employees") (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Effective Time and (ii) benefits, perquisites and other terms and conditions of employment that, taken as a whole, are substantially equivalent to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Effective Time (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, severance plans and policies, deferred compensation arrangements and equity-based and incentive compensation plans). Notwithstanding the foregoing sentence (but not in limitation thereof), following the Effective Time, Parent may terminate or cause to be terminated the employment of any Company Employee subject to the payment and satisfaction of severance benefits, and other entitlements of such Company Employee in connection with such termination and/or under any applicable employment agreement.

          (b) Without limiting the generality of the foregoing, (i) Parent and its Affiliates shall keep in effect for at least one (1) year following the Effective Time severance and retention plans, practices and policies applicable to Company Employees on the date hereof that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof with respect to such Company Employees, (ii) Parent shall, or shall cause its Affiliates to, ensure that all Company Employees who were notified of their target bonus opportunity for the current fiscal year shall be eligible to receive annual bonuses at least equal to the bonuses for which such employees would be eligible under the applicable bonus arrangements of the Company or the applicable Subsidiary as of the date hereof subject to attainment of financial performance criteria and goals substantially similar to those under the Company's current bonus program, and (iii) following the Effective Time, Parent shall, or shall cause its Affiliates to, ensure that the deferred compensation plans of the Company are not amended or terminated in any manner that would adversely affect any participant in such plan as of the date hereof.

          (c) Following the Effective Time, (i) Parent shall ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate (other than such limitations or waiting periods applicable to such Company Employees under the Employee Benefit Plans), and (ii) Parent shall provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Effective Time (during the calendar year the Effective Time occurs) shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

          (d) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates, Parent shall grant, or cause to be granted to, all Company Employees from and after the Effective Time credit for all service with the Company and the Subsidiaries, and their respective predecessors, prior to the Effective Time, for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, early retirement subsidies and severance (but not for other purposes, including but not limited to benefit accrual under a defined benefit plan of Parent or any of its Affiliates), to the extent similarly situated Parent employees receive such credit.

          Section 5.10. Indemnity; Directors' and Officers' Insurance; Fiduciary and Employee Benefit Insurance. (a) Parent agrees that all rights to indemnification now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company of any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual's heirs, executors or administrators, the "Indemnified Parties") as provided in their respective charters, by-laws and indemnification agreements, shall survive the Merger and shall continue in full force and effect, to the extent permitted by the applicable law of the jurisdiction of organization of the Company or the relevant Subsidiary, for a period of not less than six (6) years from the Effective Time and indemnification agreements shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (b) At the Effective Time, Parent shall cause the Surviving Corporation to purchase and maintain in effect for a period of six (6) years thereafter, "run-off" coverage as provided (i) by the Company's directors' and officers' liability insurance policies and (ii) by the Company's fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies, subject to the limitations set forth in Section 5.10(b) of the Company Disclosure Letter; and provided, further that, if Parent or the Surviving Corporation is unable to obtain such "run-off" coverage in accordance with, and subject to the limitations in, this Section 5.10(b), at the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for a period of six (6) years thereafter, the policies referred to in clauses (i) and (ii) above (provided, that the Surviving Corporation, shall not be required to pay an annual premium with respect to each such policy in excess of a maximum of

100% of the last annual premium paid by the Company prior to the Closing Date with respect to each such policy as set forth in Section 5.10(a) of the Company Disclosure Letter and, if the Surviving Corporation is unable to obtain such insurance required by this Section 5.10(b), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) with respect to such policies equal to such maximum amount).

          (c) From and after the Effective Time, the Surviving Corporation shall indemnify all Indemnified Parties to the extent permitted by the applicable law of the jurisdiction of organization of the Company or the relevant Subsidiary with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, the Surviving Corporation, from and after the Effective Time, shall pay, to the extent required by the relevant charter, bylaws and indemnification agreement and permitted by the applicable law of the jurisdiction of organization of the Company or the relevant Subsidiary, such Indemnified Party's reasonable expenses, including the cost of any investigation and preparation and including the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 5.10 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. The Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

          (d) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Corporation contained in this Section 5.10 shall be binding upon the successors and assigns of Parent and the Surviving Corporation, respectively. In the event Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.10.

          (e) The obligations of Parent and the Surviving Corporation under this
Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this
Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section).

          Section 5.11. Public Announcements. Subject to each Party's disclosure obligations imposed by law or the rules of any applicable securities exchange or any Governmental Entity, the Company and Parent will cooperate with each other in the development and distribution of all press releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, shall provide to the other Party for review a copy of any such press release or public information disclosure and shall not issue any public announcement or statement with respect hereto without the consent of the other Party (which consent shall not be unreasonably withheld).

          Section 5.12. Cooperation and Notification of Certain Matters. (a) Subject to Applicable Law and except for non-material filings with Governmental Entities in the ordinary course of business consistent with past practice, the Company shall consult with Parent prior to making any filing with any Governmental Entity with respect to, or implementing any changes in its rates or charges (other than pass-through or tracking rate charges under existing tariffs or rate schedules), tariffs, standards of service or regulatory accounting or effecting any regulatory agreement, commitment, arrangement or consent, whether written or oral, formal or informal with respect thereto, whether or not otherwise permitted under this Agreement and shall deliver to Parent a copy of each such filing or agreement at least three (3) Business Days prior to the filing or execution thereof so that Parent may comment thereon;

          (b) The Company shall promptly inform Parent with respect to all material developments and all material communications relating to (i) any subsequent proceedings relating to the NJBPU Settlement Order, (ii) the investigation of the Company by the New Jersey Attorney General, (iii) the ongoing investigation of the Company by the Commission, (iv) any proceedings by any Governmental Entity relating to the matters that are the subject of the NJBPU Settlement Order and the Stipulation and Agreement referred to therein or the NJAG Settlement and (v) any amendment, modification or supplementation of the NJBPU Settlement Order, the Stier Anderson Report, the NJLNA or the NJAG Settlement. Neither Parent nor Sub shall contact any Governmental Entity with respect to the foregoing items without the consent of the Company, provided, that, if Parent reasonably determines (after consultation with the Company) that convening a meeting, phone call or similar interaction that includes representatives of Parent, the Company and a Governmental Entity with respect to any of the foregoing items is advisable under the circumstances, the Company shall use its good faith efforts to convene such a meeting, phone call or similar interaction as promptly as practicable, as requested by Parent. In addition, the Company shall permit representatives of Parent to accompany representatives of the Company in any meetings, phone calls or similar interaction with the NJBPU, the FPSC, the MPSC, the VSCC, the Commission or the New Jersey Attorney General or their representatives relating to the foregoing items, to the extent permitted and practicable, and the Company shall provide sufficient advance notice to Parent of such meetings, phone calls or similar interactions to permit meaningful participation by representatives of Parent, to the extent practicable, provided, that the Company shall not be required to permit representatives of Parent to accompany Company representatives if, and to the extent that, the Company reasonably determines (after consultation with Parent) that the participation of representatives of Parent would have an adverse effect on the resolution of the matter being discussed. The Company shall promptly inform Parent of all discussions conducted at meetings or on phone calls at which or on which a representative of Parent was not present.

          (c) The Company shall notify Parent orally and in writing if there shall occur or be continuing under any indebtedness for borrowed money of the Company or NUI Utilities, Inc. any payment default, acceleration of indebtedness or other material default (including any cross defaults) which, if asserted, would entitle the lender to accelerate the repayment of the amount(s) borrowed, within the time period set forth in the following sentence. Such notice shall be given no later than 24 hours following the earlier of (i) the Company becoming aware of the occurrence of such acceleration or default or (ii) the time that in the reasonable belief of the Company such acceleration or default becomes reasonably likely to occur. The Company shall promptly inform Parent with respect to all material developments and all material communications relating to the Commitment Letter and the arrangements contemplated by Section 5.17 and shall provide to Parent copies of all correspondence relating thereto.

          (d) The Company shall, and shall cause its Subsidiaries to, cause audited financial statements of the Company and NUI Utilities, Inc. to be prepared within the time periods required by Applicable Law and as required by any covenants contained in the agreements relating to any indebtedness for borrowed money of the Company or NUI Utilities, Inc.

          Section 5.13. Sub. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          Section 5.14. Acquisition of Shares. Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) shall acquire beneficial ownership of any Shares prior to the Effective Time.

          Section 5.15. No Breach, Etc. No Party shall, nor shall any Party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          Section 5.16. Transition Steering Team. As soon as reasonably practicable after the date hereof, Parent and the Company shall create a special transition steering team, with representation from Parent and the Company (the "Transition Steering Team"). The Transition Steering Team will be jointly chaired by the Chief Executive Officers of Parent and the Company, or their respective designees, and the members of the Transition Steering Team shall be appointed by the co-chairs. The Transition Steering Team shall consist of two
(2) representatives of Parent and two (2) representatives of the Company (in addition to the co-chairs). Parent and the Company shall provide the other Party notice of their respective representatives on the Transition Steering Team within ten (10) days of the date hereof. The Transition Steering Team shall (i) direct the exchange of information and documents between the Parties and their respective Affiliates as contemplated by Section 5.1, (ii) monitor the Company's compliance with Section 5.3 and the Parties' compliance with Section 5.8, (iii) supervise the development of regulatory plans and proposals for the operation of the Company after the Effective Time, monitor corporate spending, develop corporate organizational and management plans for the operation of the Company after the Effective Time, develop workforce combination proposals (provided that such proposals are maintained as confidential by the Transition Steering Team until after the Effective Time), and (iv) review the monthly operational and financial performance of the Company and undertake such other matters as the co-chairs mutually agree.

          Section 5.17. Credit Facilities. The Company shall consult with Parent in making arrangements for (a) bridge credit facilities ("Bridge Facilities") for the Company in an amount no greater than $20 million and for NUI Utilities, Inc. for the purpose of procuring gas for the winter 2004-2005 heating season and general corporate and working capital purposes in an amount no greater than $75 million, on the terms and conditions set forth in Section 5.17 of the Company Disclosure Letter (the "Commitment Letter"), (b) extending the Credit Facilities and (c) financing the repayment of the Medium Term Notes. The Company shall (x) use commercially reasonable efforts to enter into the Bridge Facilities on the terms and conditions contained in the Commitment Letter, and
(y) use its good faith efforts to extend the Credit Facilities and finance the repayment of the Medium Term Notes on terms and conditions substantially similar to those of the Company's and the Subsidiaries' currently existing credit facilities of a similar type, or make other arrangements that provide substantially similar benefits to the Company and NUI Utilities, Inc.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of Parent, Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

          (a) Shareholder Approval. The shareholders of the Company shall have duly adopted this Agreement, pursuant to the requirements of the Company's Certificate of Incorporation and By-laws and Applicable Law.

          (b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the Merger illegal.

          (c) Antitrust Laws; Similar Laws. Any applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws or regulations identified in Section 6.1(c) of Company Disclosure Letter required to consummate the Merger under Applicable Law shall have expired, been terminated, been made or been obtained.

          (d) Required Consents. The Required Consents shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders.

          Section 6.2. Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

          (a) Performance. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.2(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, as to the satisfaction of the conditions set forth in Section 6.2(a) and this Section 6.2(b).

          (c) Required Consents. The Required Consents shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders and no such Final Orders, individually, or in the aggregate, shall impose terms or conditions that would have, or would be reasonably likely to have, either a Company Material Adverse Effect or a Parent Material Adverse Effect.

          (d) Acceptable Orders. Acceptable Orders from the NJBPU, the FPSC, the MPSC and the VSCC shall have been obtained at or prior to the Effective Time.

          (e) No Company Material Adverse Effect. Except to the extent that the significance and magnitude of a matter is expressly specified in Section 3.6 of the Company Disclosure Letter on the date of this Agreement, no Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance (it being understood that in determining whether a Company Material Adverse Effect shall have occurred the following shall be taken into account: (i) the discovery of, any deterioration in, or any worsening of, any change, effect, event, occurrence or state of facts existing or known as of the date of this Agreement (including with respect to any deterioration in, or any worsening of the matters set forth on Section 3.6 of the Company Disclosure Letter or set forth in any amendment, modification or supplementation of the NJBPU Settlement Order or the Stier Anderson Report), (ii) the effect of obtaining the Bridge Facilities, to the extent that the terms and conditions of the Bridge Facilities vary from those set forth in the Commitment Letter (without giving effect to any modifications to the terms and conditions permitted under the Commitment Letter), (iii) the effect of extending the Credit Facilities, drawing the Delayed Draw Term Loan, and obtaining the waivers and amendments set forth in the Commitment Letter, as contemplated by Sections 7.1(d)(iii)(w), 7.1(d)(iii)(x) and 7.1(d)(iii)(y), to the extent that such extension or such drawing is made, or such waivers or amendments are obtained, on terms and conditions that vary from those set forth in the Commitment Letter (without giving effect to any modifications to the terms and conditions permitted under the Commitment Letter), (iv) any breaches of representations and warranties or covenants identified in the certificate specified in Section 6.2 (b) above and (v) any consequences of, bases for or conditions attributable to any "going concern" qualification that the Company's auditors may issue) that would have, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (f) Criminal Charges. Neither the Company nor any of its Subsidiaries
(i) shall have been indicted or criminally charged for a felony criminal offense by any Governmental Entity (other than the Company and NUI Energy Brokers, Inc. with respect to the matters specified in the NJAG Settlement as of the date hereof) relating to the matters that are the subject of the NJBPU Settlement Order and the Stipulation and Agreement referred to therein, the NJAG Settlement or the Stier Anderson Report, or (ii) shall have received any notice of non-compliance in any material respect with the NJAG Settlement, and there shall have been no revocation of or material changes to the terms of the NJAG Settlement.

          (g) Investigations. Neither the Company nor any of its Subsidiaries shall be the subject of an active investigation by a Governmental Entity relating to the matters that are the subject of the NJBPU Settlement Order and the Stipulation and Agreement referred to therein, the NJAG Settlement or the Stier Anderson Report, which investigation(s), individually or in the aggregate, would reasonably be expected to have, or result in, a Company Material Adverse Effect or a Regulated Business Material Adverse Effect.

          Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

          (a) Performance. Each of Parent and Sub shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.3(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received certificates of each of Parent and Sub, executed by their respective Chief Executive Officer and Chief Financial Officer, as to the satisfaction of the conditions set forth in Section 6.3(a) and this Section 6.3(b).

                                  ARTICLE VII

                           TERMINATION AND ABANDONMENT

          Section 7.1. Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders:

          (a) by mutual written consent of the Boards of Directors of the Company and Parent;

          (b) by either Parent, on the one hand, or the Company, on the other hand, if:

          (i) any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger, or if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate pursuant to this Section 7.1(b)(i) shall have used its reasonable best efforts to challenge such law, order, judgment, decree, injunction or ruling in accordance with Section 5.8; or

          (ii) the Effective Time shall not have occurred on or prior to April 13, 2005 (such date, as it may be extended pursuant to this Section 7.1(b)(ii), the "Termination Date"); provided, however, that the Termination Date shall be automatically extended for an additional ninety
     (90) day period if the conditions set forth in Section 6.1(d) shall not have been satisfied but all other conditions to the Closing shall be satisfied or shall be capable of being satisfied and all Required Consents that have not yet been obtained are being pursued with diligence; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose action or failure to fulfill any covenant, agreement or obligation under this Agreement has been the cause of, or resulted, directly or indirectly, in the failure of the Merger to be consummated by the Termination Date; or

          (iii) the requisite shareholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held Special Meeting or at any adjournment or postponement thereof; or

          (iv) any condition to the obligation of such Party to consummate the Merger set forth in Section 6.2 (in the case of Parent) or 6.3 (in the case of the Company) becomes incapable of satisfaction prior to the Termination Date; provided, however, that the failure of such condition to be met is not the result of a material breach of this Agreement by the Party seeking to terminate this Agreement.

          (c) by the Company, upon five (5) days' prior written notice to Parent if:

          (i) the Board determines in good faith, that termination of this Agreement is necessary for the Board to act in a manner consistent with its fiduciary duties to shareholders under Applicable Law by reason of a Superior Proposal having been made; provided that

               (A) the Board shall determine after consultation with outside counsel with respect to the Board's fiduciary duties that notwithstanding this Agreement, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to clause (B) below, that such proposal remains a Superior Proposal and that it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Proposal;

               (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, give Parent a reasonable opportunity during the five (5) day period specified in the lead-in to this Section 7.1(c) following receipt by Parent of such written notice to propose adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger or other transactions contemplated hereby on such adjusted terms; and

               (C) the Company's ability to terminate this Agreement pursuant to this section is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to
                    Section 7.3.

          (ii) (x) there exist material breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (y) there shall have been a material breach of any agreement or covenant of Parent hereunder, and such failure to perform or comply shall not have been remedied within twenty
     (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

          (d) by Parent, by written notice to Company, if:

          (i) (x) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (y) there shall have been a material breach of any agreement or covenant of the Company hereunder, and such failure to perform or comply shall not have been remedied within twenty
     (20) days after receipt by
     the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or

          (ii) (x) the Board shall have withdrawn or modified in any manner adverse to Parent the approval, adoption or recommendation, as the case may be, of the Merger, or this Agreement (it being understood and agreed that any public statement that the Company has received an Acquisition Proposal or has entered into discussions or negotiations with, or furnished or disclosed any information to, any Person regarding an Acquisition Proposal or that otherwise only describes the operation of Section 5.6 or this
     Section 7.1, shall be deemed not to be a withdrawal of the approval, adoption or recommendation, as the case may be, of the Merger or this Agreement), (y) the Board shall approve to recommend a Superior Proposal or
     (z) the Company shall resolve to take any of the actions specified in clause (x) or (y).

          (iii) (v) the Company and NUI Utilities, Inc. shall not have in place the Bridge Facilities on or before September 30, 2004 on terms and conditions substantially similar to those referenced in the Commitment Letter, (w) on or before September 30, 2004, the Company and NUI Utilities, Inc. shall not have extended the Credit Facilities as provided in Section
     2.6 of the Credit Facilities and on terms and conditions substantially similar to those referenced in the Commitment Letter, (x) on or before the date that the Company and NUI Utilities, Inc. extend the Credit Facilities as described in clause (w), NUI Utilities, Inc. shall not have drawn the Delayed Draw Term Loan (as such term is defined in the Credit Facilities) pursuant to the Credit Facilities for the purpose of repaying the Medium Term Notes, (y) on or before September 30, 2004, the Company and NUI Utilities shall not have obtained (1) all required approvals and consents from third parties (including but not limited to the NJBPU and existing debtholders) relating to the transactions contemplated by clauses (v)-(x) above, and (2) the waivers and amendments set forth in the Commitment Letter, on terms and conditions substantially similar to those referenced in the Commitment Letter or (z) there shall occur or be continuing under the terms of any indebtedness for borrowed money that would be required to be set forth in Section 3.7(d) of the Company Disclosure Letter of the Company or NUI Utilities, Inc. any payment default (after giving effect to any applicable cure or notice period) or acceleration of indebtedness; provided that Parent shall not have the right to terminate this Agreement pursuant to clauses (v), (w), (x) or (y) above after October 15, 2004; provided, further, that if an escrow is established in respect of the proceeds of any borrowing under the Bridge Facilities, Parent shall have the right to terminate this Agreement if the Company shall not have received the benefit of such funds out of escrow by October 25, 2004.

          Section 7.2. Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company or their respective officers or directors hereunder, except that Section 5.2, Article VIII and this Section
7.2 shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for fraud or intentional breach of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1. Fees and Expenses. (a) Except as provided in paragraph
(b) below and except as set forth in Section 5.7(b), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

          (b) In the event that (1) this Agreement is terminated by a Party pursuant to Section 7.1(c)(i) or Section 7.1(d)(ii) or (2) any Person shall have made an Acquisition Proposal that has not been withdrawn and this Agreement is terminated (A) by a Party pursuant to Section 7.1(b)(ii), (B) by a Party pursuant to Section 7.1(b)(iii) or (C) by Parent pursuant to Section 7.1(d)(i), the Company, in any such case, shall (provided that neither Parent nor Sub is then in material breach of this Agreement) simultaneous with such termination pay to Parent by wire transfer of immediately available funds an amount equal to $7,500,000 (the "Termination Fee"); provided, however, that if the Agreement is terminated pursuant to clause (2) above, then no payment of a Termination Fee by the Company to Parent shall be required unless and until a definitive agreement with respect to the applicable Acquisition Proposal is executed within twelve
(12) months after such termination and, in such event, a Termination Fee shall be payable upon the execution of such definitive agreement.

          (c) In the event this Agreement is terminated in accordance with its terms by either the Company or Parent and Parent receives the Termination Fee, neither Parent nor Sub shall assert or pursue in any manner, directly or indirectly, (i) any claim or cause of action based in whole or in part upon alleged tortious or other interference with its rights under this Agreement against any entity or person submitting an Acquisition Proposal, (ii) any claim or cause of action against the Company, its affiliates or any of their respective officers, directors, employees, shareholders, agents or representatives based in whole or in part upon a breach of any representation, warranty or covenant in this Agreement or (iii) any claim or cause of action against the Company, its affiliates or any of their respective officers, directors, employees, shareholders, agents or representatives based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal for the Company's exercise or its right of termination.

          (d) Notwithstanding anything to the contrary contained in this Section 8.1, if one party fails to promptly pay to the other any fee or expense due under this Section 8.1, in addition to any amounts paid or payable pursuant to this Section 8.1, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          Section 8.2. Non-Survival; Effect of Representations and Warranties. The respective representations, warranties and agreements of the Company, on the one hand, and each of Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation, warranty or agreement, except as otherwise provided in this Agreement and except for the agreements contained in this Section 8.2, in
Article II and in Sections 5.9, 5.10, 8.1, 8.13 and 8.14.

          Section 8.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No wavier by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

          Section 8.4. Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

          (a) if to the Company, to it at:

                           NUI Corporation
                           550 Route 202-206
                           P.O. Box 760
                           Bedminster, NJ  07921
                           Attention:  Steven D. Overly, General Counsel
                           Fax:  (908) 781-0718

                           with a copy (which shall not constitute notice) to:

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, NY  10036
                           Attention:   John M. Reiss, Esq.
                                        Mark L. Mandel, Esq.
                           Fax:  (212) 354-8113

          (b) if to either Parent or Sub, to it at:

                           AGL Resources Inc.
                           Ten Peachtree Place
                           Atlanta, GA  30309
                           Attention:   Richard T. O'Brien

                                        Paul R. Shlanta
                           Fax:  (404) 584-3419

                           with a copy (which shall not constitute notice) to:

                           LeBoeuf, Lamb, Greene & MacRae L.L.P.
                           125 W. 55th Street
                           New York, NY  10019
                           Attention:   William S. Lamb
                                        Benjamin G. Clark
                           Fax:  (212) 424-8500


or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

          Section 8.5. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

          Section 8.6. Incorporation of Disclosure Letters; Amendment of Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter attached to this Agreement are incorporated by this reference into and form an integral part of the Agreement for all purposes. Each of Parent and the Company will (a) prior to the Closing Date, update, amend and supplement the respective disclosure letter provided by such Party promptly upon becoming aware of any material fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (i) on or prior to the date hereof or (ii) after the date hereof but prior to the Closing, in any case, requiring supplementation or amendment of such disclosure letters to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such disclosure letters which were or have been rendered inaccurate thereby, and
(b) promptly deliver such updated, amended or supplemented disclosure letter to the other Party. An updated draft of each Party's disclosure letter shall be delivered to the other Party not later than ten (10) Business Days prior to the anticipated Closing Date, and such updated draft shall be prepared as of a date not earlier than fifteen (15) Business Days prior to such anticipated Closing Date. Notwithstanding the delivery of such updated draft disclosure letter, each Party shall continue to supplement and amend such Party's disclosure letter until the Closing Date as described above, and shall deliver a final disclosure letter, updated as of the Closing Date, to the other Party at the Closing. No amendment or supplement of any disclosure letter pursuant to this Section 8.6 shall be deemed to cure (or affect the rights of any Party with respect to) any breach of any representations and warranties or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.1, Section
6.2 or Section 6.3.

          Section 8.7. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and, with respect to the provisions of Section 5.10, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Except as set forth above, nothing in this Agreement, express or implied, is intended to confer on any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties.

          Section 8.8. Amendment and Modification. This Agreement may be amended by the Company, Parent and Sub at any time before or after any approval of this Agreement by the shareholders of the Company, but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

          Section 8.9. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          Section 8.11. Applicable Law. This agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, except that the NJBCA shall apply to the extent required in connection with the Special Meeting, if any, and the merger. The state or federal courts located within the State of New York shall have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by Applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

          Section 8.12. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

          Section 8.13. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, except as otherwise provided in Section 8.1(c).

          Section 8.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 8.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                                    * * * * *

                  IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                             AGL RESOURCES INC.


                             By /s/ Paula G. Rosput
                               -----------------------------
                                 Name:  Paula G. Rosput
                                 Title: Chairman, President and
                                        Chief Executive Officer


                             COUGAR CORPORATION


                             By /s/ Paula G. Rosput
                               -----------------------------
                                 Name:  Paula G. Rosput
                                 Title: President


                             NUI CORPORATION


                             By /s/ Craig G. Matthews
                               -----------------------------
                                 Name:  Craig G. Matthews
                                 Title: President and Chief Executive Officer